Exhibit 10.14

Execution Copy

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of March 29, 2007, by and between Broadcasting Media Partners, Inc. (formerly known as Umbrella Holdings, LLC), a Delaware corporation (the “Company”), and Andrew Hobson (the “Executive”).

WHEREAS, the Company desires that Executive continue his employment with the Company on the closing of the transactions (the “Effective Date”) contemplated by that Agreement and Plan of Merger by and among the Company, Umbrella Acquisition, Inc., and Univision Communications Inc., a Delaware corporation, dated as of June 26, 2006 (the “Merger Agreement”) upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company and that, in consideration of the compensation, benefits and continued employment of Executive hereunder, Executive will not be employed with any competitor of the Company for a limited period following Executive’s termination of employment with the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the fifth anniversary of the Effective Date (the “Initial Term”). On the fifth anniversary of the Effective Date and on each anniversary thereof, the term of the Agreement shall be automatically extended for an additional twelve-month period (the Initial Term, together with any extension, the “Employment Period”). Either the Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election to the other party not less than six (6) months prior to the end of the then current Employment Period.

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position as Senior Executive Vice President, Chief Strategic Officer and Chief Financial Officer of the Company. Executive’s duties and responsibilities shall include those duties and responsibilities commensurate with his positions and reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”). Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his reasonable best efforts in his employment with the Company; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from managing his personal affairs or engaging in charitable or civic activities, or, with the written consent of the Board, serving as a director of or providing services to another business or enterprise (whether engaged in for profit or not; provided, however, with respect to for profit businesses, the Executive shall be limited to serving as a director or managing a passive investment), so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Executive may continue to serve on the Board of Directors of the Los Angeles Philharmonic Association consistent with his level of activities to date with respect to such organization.

3. Compensation.

3.1 Base Salary.

(a) In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $935,000 during his employment. Executive’s Base Salary shall automatically increase by 5% on each anniversary of the Effective Date during the Initial Term.

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.

3.2 Bonus. During the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with respect to each fiscal year of the Company, with a maximum bonus set at 200% of annual Base Salary paid for such fiscal year. The Executive’s Annual Bonus shall be 100% of the Executive’s annual Base Salary paid for a fiscal year if the Company’s Adjusted EBITDA (as defined below) is equal to the amount of projected EBITDA set forth for such year in the Company’s financing projections provided to the banks in January 2007, which are attached, along with worksheets underlying such projections, hereto as Exhibit A. The Executive’s Annual Bonus shall be 200% of the Executive’s annual Base Salary paid for a fiscal year if the Company’s Adjusted EBITDA (as defined below) is equal to the projected EBITDA set forth for such year in the Confidential Information Memorandum, which, along with worksheets underlying such projections, are attached hereto as Exhibit B. In determining whether the Annual Bonus is earned, the actual results of the Company, as determined in accordance with U.S. generally accepted accounting principles, shall be subject to pro forma adjustments as described in Exhibit C (“Adjusted EBITDA”). In the event actual performance for any applicable fiscal year falls between the thresholds set forth in the second and third sentences of this Section 3.2, then the applicable bonus percentage shall be adjusted accordingly using a straight line method of interpolation. In the event that the Company engages in certain restructuring activities, including, without limitation, any mergers or divestitures, the Company and Executive shall cooperate in good faith to reset the bonus parameters, as appropriate, to take into account such activities in a manner intended to make any amount of Annual Bonus neither easier nor more difficult to attain. The Annual Bonus in respect of any fiscal year shall be payable in accordance with Company practice, but in case no later than seventy-five (75) days following the end of such fiscal year.

3.3 Equity Grant.

(a) Restricted Stock Units. On the Effective Date, Executive shall be granted restricted stock units representing shares of Preferred Stock of Broadcast Media Partners Holdings, Inc., and shares of Class L Common Stock and Class A Common Stock of the

Company, having an aggregate fair market value (which shall be equal to the same cost per share for such stock as that paid on the Effective Date by “Sponsors” (as defined below)) of $3 million on such date (“RSUs”), in the same proportion as the classes of such stock are being purchased by the Sponsors on the Effective Date. The terms of the RSU grant are set forth in the award agreement attached as Exhibit D hereto.

For purposes of this Agreement, “Sponsors” shall mean the “principal investors” as defined in the Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Stockholders of the Company, dated as of March 29, 2007, as amended from time to time.

(b) Equity Investment. As of the Effective Date (or if later, such date on which the payments set forth in Section 3.4 are made), Executive shall invest $7 million in the securities of the Company as follows: approximately $2,778,186 to purchase restricted shares of the Company’s Class A Common Stock (the “Restricted Shares”) and $4,221,814 to purchase shares of Preferred Stock of Broadcast Media Partners Holdings, Inc., and shares of Class L Common Stock and Class A Common Stock of the Company (the “Purchased Shares”), at the same cost per share and, as to the Purchased Shares, in the same proportion as being purchased by the Sponsors on the Effective Date. The Restricted Shares shall initially represent 0.75% of the fully diluted appreciation in the aggregate value of the Class L Common Stock and the Class A Common Stock (excluding preferences) of the Company as of the Effective Date. The terms of the Restricted Shares are set forth in the award agreement attached as Exhibit E hereto. Executive may, instead of purchasing the Purchased Shares himself, cause the Purchased Shares to be purchased by one or more trusts, the sole beneficiaries of which are Executive and/or members of his family.

3.4 Change in Control Payment. The Executive shall be entitled to receive from the rabbi trust funding the obligations under the Univision Communications, Inc. Change in Control Severance Plan and Change in Control Retention Plan a cash payment of $8,415,000 and a cash payment of a pro rata bonus equal to $1,870,000 multiplied by a fraction, the numerator of which is the number of days in 2007 preceding and including the Effective Date and the denominator of which is 365, each of such payments to be paid on the Effective Date or the day after, less applicable tax withholding. Further, Executive shall be entitled to receive a cash payment on the Effective Date or the day after, equal to $5,437,500 in exchange for the cancellation of Executive’s 150,000 restricted stock units granted on May 18, 2006 pursuant to the Company’s Change in Control Retention Plan, subject to applicable tax withholding. In exchange for the payments and benefits described in this Section 3.4, Executive shall execute and deliver to the Company a release waiving his rights to any benefit or payment under the Company’s Change in Control Severance Plan and Change in Control Retention Plan and consenting to the termination of such plans with respect to Executive in a form as set forth in Exhibit F; provided, however, that Executive shall be entitled to and shall not waive or release his rights with respect to (i) the parachute gross up protection set forth in Section 4 of the Change in Control Severance Plan and (ii) reimbursement for all reasonable legal fees and expenses incurred in seeking to obtain or enforce any right or benefit set forth in Section 4 of the Change in Control Severance Plan (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).

Executive shall also take all other actions required under the terms of the Trust Agreement, dated February 5, 2007, by and between Univision Communications, Inc., a Delaware corporation, or any successor thereto and United States Trust Company, National Association (the “Trustee”) to waive his rights to any payments or benefits under the Company’s Change in Control Severance Plan and Change in Control Retention Plans, other than the amounts described in this Section 3.4.

3.5 Vacation. Beginning on the Effective Date, Executive shall be entitled to twenty (20) annual paid vacation days (provided that the number of such days shall be adjusted on a pro-rata basis for the 2007 calendar year), which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time. Executive shall be entitled to carry over the forty (40) vacation days he has accrued and unused as of the Effective Date (the “Frozen Vacation Days”) over the course of the Employment Period; provided that Executive shall not be able to use more than 10 Frozen Vacation Days in any calendar year. Any unused Frozen Vacation Days shall be paid to Executive upon his termination of employment in accordance with Section 5 and any accrued and unused vacation days (other than the Frozen Vacation Days) shall be paid to Executive upon his termination of employment, in accordance with Company policy as in effect at the time of termination, in accordance with Section 5.

3.6 Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those made available to the senior executive officers of the Company, including the CEO of the Company and his direct reports, generally, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its discretion.

3.7 Perquisites. During the Employment Period, the Company shall pay for and provide for the Executive (i) term life insurance coverage in an amount of $3 million, (ii) long-term disability benefits of $561,000 per year, (iii) a reasonable annual vehicle allowance, (iv) reimbursement for the cost of an annual physical examination and (v) first class air travel and hotel (when traveling for business purposes).

3.8 Relocation. Executive has been requested by the Company to relocate to the New York City metropolitan area. In connection with such relocation, the Company will (i) no later than 30 days after being requested by Executive in writing (or such later time as may be requested by Executive) buy from Executive, Executive’s home in Los Angeles, California at a price equal to cost (including the cost of all renovations made since Executive purchased the home), but no more than $9.6 million, subject to appropriate documentation to verify such cost and (ii) pay Executive the amount received by the Company in connection with the Company’s sale of the home to the extent such amount is in excess of what the Company paid Executive for his home hereunder. If the Company buys Executive’s house as described above, the Company will determine the manner and terms on which the house is subsequently offered for resale. The Company will pay all reasonable costs (including a tax gross-up for this benefit) associated with Executive’s relocation to the greater New York City metropolitan area and take all commercially reasonable actions requested by Executive to facilitate his move and purchase of a new home. In the event of a “Protected Termination” (as defined below) following Executive’s relocation to the New York City metropolitan area, the Company shall provide Executive reasonable and customary relocation assistance, consistent with his status as a senior executive officer, in connection with any relocation by Executive, or in the event of his death, his immediate family, to Southern California following such termination; provided that the Company will not have the obligation to purchase Executive’s home.

(a) Protected Termination. For purposes of this Agreement, “Protected Termination” shall mean termination of Executive’s employment:

(i) due to Executive’s death or “Permanent Disability” (as defined in Section 4.2);

(ii) by Executive upon resignation for “Good Reason” (as defined in Section 5.5); and

(iii) by the Company without “Cause” (as defined in Section 5.4).

4. Termination. Executive’s employment hereunder may be terminated as follows:

4.1 Automatically in the event of the death of Executive;

4.2 At the option of the Company, by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to perform his material duties for a period of 180 days in any twelve-month period;

4.3 At the option of the Company for Cause, on prior written notice to the Executive in accordance with Section 5.4;

4.4 At the option of the Company, on thirty (30) days prior written notice to Executive, without Cause (provided that the Company may require Executive to not perform any duties during such notice period);

4.5 At the option of Executive, at any time without Good Reason, on sixty (60) days prior written notice to the Company; or

4.6 At the option of Executive for Good Reason, on prior written notice to the Company in accordance with Section 5.5.

5. Severance Payments.

5.1 Death or Permanent Disability. Upon the termination of Executive’s employment due to death or Permanent Disability, Executive or his legal representatives shall be entitled to receive an amount equal to Base Salary payable through the date of termination and any unpaid Annual Bonus in respect of any fiscal year ended prior to the date of such termination. Executive or his legal representatives shall also be entitled to any unused Frozen Vacation Day pay, any accelerated vesting or other benefits with respect to any of Executive’s equity awards, as provided under the terms of the applicable equity plans and award agreements and any accrued and unpaid vacation (other than the Frozen Vacation Day pay) or other benefits which may be owing in accordance with the Company’s policies.

5.2 Termination Without Cause, by Executive for Good Reason or by Nonrenewal of Agreement. If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause, by Executive for Good Reason or if the Executive’s employment is terminated hereunder at the end of the Employment Period as a result of non-renewal of this Agreement by the Company prior to Executive’s attainment of age 65, Executive shall be entitled to an amount equal to (i) his Base Salary through the date of termination and any unpaid Annual Bonus in respect of any fiscal year ended prior to the date of such termination plus (ii) two (2) times the sum of (A) his annual Base Salary in effect at the time of such termination plus (B) the Annual Bonus earned for the fiscal year preceding the fiscal year including the date of termination (the “Severance Bonus”) (and for this purpose, if Executive is terminated prior to the end of first fiscal year of the Company ending following the Effective Date, such Annual Bonus shall be deemed to be $1,870,000), payable in accordance with the usual payroll policies in effect at the Company as if Executive continued to be employed, plus (iii) a pro rata Annual Bonus, if any, for the fiscal year in which such termination occurs, equal to the Severance Bonus multiplied by a fraction, the numerator of which is the number of days in such calendar year through the date of such termination and the denominator of which is 365, which, solely with respect to this clause (iii), shall be payable no later than ten (10) days following such termination. Executive shall also be entitled to (i) any accelerated or continued vesting or payment with respect to his equity awards as provided in the applicable equity plan or award agreement, (ii) two (2) years of continued life insurance and group medical coverage for Executive and eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment, provided that such continued life insurance and group medical coverage shall cease upon Executive becoming employed by another employer and eligible for life insurance and/or medical coverage with such other employer, (iii) any unused Frozen Vacation Day pay and (iv) any accrued and unpaid vacation pay (other than any unused Frozen Vacation Day pay) or any other benefits which may be owing in accordance with the Company’s policies.

5.3 Termination for Cause or by Executive without Good Reason. Except for Base Salary through the day on which Executive’s employment was terminated, any unused Frozen Vacation Day pay and any accrued and unpaid vacation pay (other than the Frozen Vacation Day pay) or any other vested benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 4.3, or upon Executive’s termination of his employment hereunder pursuant to Section 4.5.

5.4 Cause Defined. For purposes of this Agreement, the term “Cause” shall mean:

(a) Executive’s willful failure to perform his services hereunder in any material way or willful, material breach of fiduciary duty;

(b) Executive’s conviction of (or pleading guilty or nolo contendere in respect of) a felony (other than driving while intoxicated) or any lesser, willful, material offense involving dishonesty, moral turpitude or the Company’s or its affiliates property; and

(c) material willful misconduct or willful material breach by Executive of any of the provisions of this Agreement;

provided, that, in each case, any proposed termination for Cause requires notice from the Board to the Executive, within 90 days after the Board has knowledge of specific facts and circumstances constituting “Cause”, stating such specific facts and circumstances and Executive shall have a reasonable opportunity to cure such circumstances (if curable) within 90 days after any such notice.

5.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s written consent:

(a) a failure of Executive to hold the title of Senior Executive Vice President, Chief Strategic Officer, and Chief Financial Officer of the Company other than by reason of the Executive’s termination of employment;

(b) a significant diminution of Executive’s duties in his role as Chief Financial Officer;

(c) any change in the reporting structure so that Executive reports to someone other than the CEO (subject to the responsibilities of the Board and committees thereof);

(d) any willful, material breach of any material obligation of the Company to Executive under this Agreement or any equity agreements;

(e) failure of a successor to all or substantially all of the assets of the Company to assume employment contract; and

(f) relocation to a city other than one in the New York metropolitan area (including New Jersey) or Los Angeles;

provided, that, in each case, any resignation for Good Reason requires notice by Executive to the Board within 90 days of Executive’s knowledge of the specific facts and circumstances constituting Good Reason stating such specific facts and circumstances and the Company shall have a reasonable opportunity to cure such circumstances (if curable) within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30-day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such 30-day cure period.

5.6 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments and benefits described in this Section 5, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

5.7 Resignation. Upon termination of Executive’s employment for any reason, at the request of the Company Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its affiliates and as a member of the Board and its committees and the Board of Directors or other managing body of any affiliate of the Company and their committees.

6. Parachute Tax-Gross Up.

6.1 Public Company Status.

(a) In the event that the stock of the Company is “readily tradable on an established securities market or otherwise” for purposes of Section 280G(b)(5)(A)(ii)(I) of the Internal Revenue Code of 1986, as amended (“Publicly Traded”) and any payment or benefit to Executive under this Agreement or any other plan, arrangement or agreement with the Company (including, without limitation, any payment or benefit (including but limited to accelerated vesting) in connection with the Restricted Stock Units or Restricted Shares) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of all Excise Taxes on the Payments, and all Excise Taxes, federal, state and local income taxes, and federal employment taxes, on the Gross-Up Payment, shall be equal to the amount of the Payments. In addition, the Company shall indemnify Executive, on an after-tax, grossed-up basis, for any interest, penalties or additions to tax payable by Executive as a result of the imposition of the Excise Tax or the payment of any Gross-Up Payment.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax, such determination shall be initially made by tax counsel selected by the Company (which may be either a major law firm or major accounting firm, in either case with expertise in this area) (the “Tax Counsel”). All fees and expenses of Tax Counsel shall be paid by the Company. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(c) The Gross-Up Payments provided for in this Section 6.1 shall be made upon the earlier of (i) the payment to Executive of any Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax upon any Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under this Section 6.1, Executive shall repay to the Company within thirty (30) days of Executive’s receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by Executive on the amount of such repayment, but in any case only to the extent that Executive has not remitted such portion of the Gross-Up Payment to the Internal Revenue Service or has received a refund or credit thereof from the Internal Revenue Service. If it is established pursuant to a final determination of a court, an Internal Revenue Service proceeding, or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder in computing the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or opinion.

6.2 Private Company Status. In the event that the stock of the Company is not Publicly Traded and the exemption described in Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (the “Code”) would apply to the Payments if the requisite shareholder approval is obtained, the Company and Executive shall reasonably and in good faith cooperate with each other so as to eliminate any excise taxes on Executive pursuant to Section 4999 of the Code and to preserve to the Company the benefit of income tax deductions of the Payments. In that regard, if Executive advises the Company that he is willing to waive his rights to receive “excess parachute payments” (as defined in Section 280G of the Code) in connection with the transaction which could cause the Excise Tax to apply, the Company shall use reasonable best efforts to, following such waiver, obtain the requisite shareholder approval of any such excess parachute payments.

7. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business and affairs of the Company and the performance of his duties hereunder, including legal fees incurred in connection with the negotiation and execution of this Agreement and the related equity award and investment related agreements, upon presentation of proper receipts or other proof of expenditure and in accordance with such reasonable guidelines or limitations established by the Board from time to time.

8. Restrictions on Activities of the Executive.

8.1 Non-Competition.

(a) Executive shall not, directly or indirectly, be employed by or otherwise perform services for Grupo Televisa until the fifth anniversary of the Effective Date or, in the event of Executive is terminated without Cause or resigns for Good Reason within the first three years after the Effective Date, until the second anniversary of the date of any such termination.

(b) Executive further covenants and agrees that during employment and for a period of two years after termination of Executive’s employment under this Agreement (“Cooling Off Period”), Executive will not directly or indirectly engage in any “Business” (as defined below) in the United States and Puerto Rico and any other country in which the Company or any of its affiliates engages in such Business (whether alone, as a partner, joint venturer, officer, director, employee, consultant or investor of any other entity) that is competitive with or adverse to the Company or any of its subsidiaries, including, but not limited to, (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service similar to the Company or any of its subsidiaries, or any of their products or services. Executive also covenants and agrees that during the Cooling-Off Period Executive will not (other than in the performance of Executive’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of the Company or any of its affiliates. For purposes of this subsection, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived.

Notwithstanding anything herein to the contrary, the Executive may hold passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

8.2 Non-Solicitation. Executive covenants and agrees that during employment and for a period of two years after the termination of Executive’s employment under this Agreement, Executive shall not directly or indirectly influence or attempt to influence or solicit present or future customers, employees, performers or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates.

8.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or otherwise in the proper discharge of his duties hereunder, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company or the Sponsors in respect of their investment in the Company, any Confidential Information (as defined below). The Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, the Executive shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or any of its subsidiaries or affiliates which contain Confidential Information.

“Confidential Information” means any information with respect to the Company or any of its subsidiaries and affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

8.4 Assignment of Inventions. Executive agrees that any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make during the Employment Period, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “Inventions”), shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during the Employment Period.

Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, in respect of Inventions and to execute, on request, all papers necessary to assign and transfer Inventions, and copyrights, patents, patent applications and other intellectual property rights in respect thereof, to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment of an Invention to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Survival. This Section 8 shall survive any termination or expiration of this Agreement.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

10. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Broadcasting Media Partners, Inc.

c/o Univision Communications, Inc.

1999 Avenue of the Stars, Suite 3050

Los Angeles, California 90067

Attn: General Counsel

With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

Attn: David K. Duffel, Esq.

If to the Executive:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12. Miscellaneous.

12.1 Executive and Company Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. The Company hereby represents and warrants to Executive that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

12.2 Indemnification. Executive shall be indemnified by the Company for acts taken in his role as officer, director or fiduciary with respect to the Company or any of its affiliates, as and to the extent provided in the Company’s Certificate of Incorporation as in effect on the Effective Date.

12.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

12.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

12.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7 Section 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company and Executive may mutually agree to take any action they deem necessary or desirable to amend any provision herein to avoid the application of or penalty tax under Section 409A of the Code. Notwithstanding any other provision herein, if the Company determines that Executive is a “specified employee”, as defined in, and pursuant to, Prop. Reg. Section 1.409A-1(i) or any successor regulation, on the date of termination of employment, no payment of compensation under this Agreement shall be made to Executive during the period lasting six months from the date of termination unless Executive determines that there is no reasonable basis for believing that making such payment would cause Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence, along with simple interest at LIBOR as in effect on the date of termination of employment. The Company and Executive shall consult in good faith regarding implementation of this Section 12.6; provided that neither the Company nor its employees or representatives shall have liability to the Executive with respect hereto in respect of actions taken by the Company in good faith.

12.8 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by the Executive. Any amounts due to Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

12.9 Governing Law and Jurisdiction. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. Further, the parties hereby consent to the personal jurisdiction of the courts of the State of New York, County of New York, and the United States Federal District Court for the Southern District of New York for any disputes arising from this Agreement. In the event that Executive substantially prevails on any such dispute, the Company shall pay Executive’s reasonable legal fees.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

By:	/s/ James C. Carlisle
Name:	James C. Carlisle
Title:	Vice President

EXECUTIVE:

/s/ Andrew Hobson

Hobson: Employment Agreement Signature Page

EXHIBIT F

WAIVER AND RELEASE OF CLAIMS AGREEMENT

This Waiver and Release of Claims Agreement (hereafter, the “Agreement”) is made and entered into this 29th day of March, 2007, by Univision Communications, Inc. (hereafter, the “Employer”) and Andrew Hobson and all of his agents, heirs, and successors (hereafter referred to as “Employee”).

WHEREAS the Employer and Employee mutually agree that, except as specifically set forth herein, Employee will release all claims against the Employer and all rights under the Univision Communications, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”) and Univision Communications, Inc. Change in Control Retention Plan (the “Change in Control Retention Plan”) in exchange for the Payment; and

WHEREAS the Employee acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement;

NOW THEREFORE, in consideration of the Payment and the premises, the parties agree as follows:

1.	In exchange for Employee’s waiver and release of claims contained herein, Employee shall be entitled to an amount equal to the sum of $14,303,350 (the “Payment”) from the rabbi trust funding the obligations under the Change in Control Severance Plan and Change in Control Retention Plan, subject to applicable withholding and other applicable taxes, to be paid in a lump sum, no later than one day following the consummation of the transactions contemplated by that Agreement and Plan of Merger between Broadcasting Media Partners, Inc., Umbrella Acquisition, Inc. and the Employer dated as of June 26, 2006 (the “Effective Date”), to the Employee, or, as set forth in the amendment to the rabbi trust payment schedule, such other entities, on his behalf.

2.

It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Employee for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges Employer, Broadcasting Media Partners, Inc., their subsidiaries and affiliates and their respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as their respective predecessors, parent companies, subsidiaries, affiliates divisions, successors and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (collectively, the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character which Employee may have against them, or any of them by reason of or arising out of, touching upon or concerning Employee’s employment with Employer, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, arising prior to and through the Effective Date. Employee acknowledges that this release of claims specifically includes, but is not limited to, (i) any and all rights to amounts or benefits due to Employee under the Change in Control Severance Plan (except as specifically set forth below) and Change in Control Retention Plan and that such plans shall be terminated with respect to Employee as of the Effective Date and (ii) any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Family and Medical Leave Act, or any other wrongful conduct, based upon events occurring prior to the Effective Date. Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by Employee of his rights or claims against the Released Parties (i) arising out of this Agreement or the enforcement hereof, (ii) with respect to any rights to insurance coverage and indemnification from the Employer in respect of actions, or failures to act, occurring prior to and through the Effective Date, (iii) with respect to any rights under Section 4 of the Change in Control Severance Plan, (iv) with respect to Employee’s rights under the Change in Control Severance Plan to reimbursement for all reasonable legal fees and expenses incurred in seeking to obtain or enforce any right or benefit set forth in Section 4 of the Change in Control Severance Plan (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith), (v) any rights to any vested benefits under any other employee benefit plan of the Employer in which Employee and/or his dependents are participants and (vi) with respect to all payments and obligations pursuant the Make Whole Payment Letter agreement, dated December 21, 2006, between Employee and Umbrella Acquisition, Inc.

3.	Employee acknowledges that Employee has signed this Agreement voluntarily, knowingly, of his own free will and without reservation or duress, that he has been advised to consult with an attorney prior to signing this Agreement, and that no promises or representations, written or oral, have been made to him by any person to induce him to do so other than the promise of payment set forth in the first paragraph above and Employer’s acknowledgment of his rights reserved under the second paragraph above.

4.	This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This Agreement may not be modified except by a writing, signed by Employee and by a duly authorized officer of the Employer. This Agreement shall be binding upon the Employee’s heirs and personal representatives, and the successors and assigns of the Employer.

5.	This Agreement shall be governed and interpreted under federal law and the laws of the State of Delaware.

Intending to be legally bound, the parties execute this Waiver and Release of Claims Agreement by their signatures below.

Employee	Univision Communications Inc.

Print Name:	By:

Signed:	Title:

Date:	Date:

Hobson Release Signature Page